PBF Logistics Announces Acquisition of Four East Coast Refined Product Terminals
from Plains All American

•	Purchase price of $100.0 million

•	100 percent increase to Partnership’s total shell capacity

•	Adds third-party customers and diversifies asset base

•	Synergy opportunities drive attractive acquisition multiple with approximately $15 million of pro forma EBITDA

PARSIPPANY, NJ - February 2, 2016 - PBF Logistics LP (NYSE:PBFX, the “Partnership”) announced today that a wholly-owned subsidiary has entered into an agreement to acquire four refined product terminals located in the greater Philadelphia region (the “East Coast Terminals”) from an affiliate of Plains All American Pipeline, L.P. for a total consideration of $100.0 million. This acquisition expands the Partnership’s storage and terminalling footprint and introduces third-party customers to the Partnership’s revenue base. The acquisition is expected to be financed through a combination of cash on hand, borrowings from the Partnership’s senior secured revolving credit facility and equity, which may include common units sold to our sponsor, PBF Energy. The acquisition is expected to close in the second quarter of 2016, subject to customary closing conditions.

PBFX Chief Executive Officer Thomas Nimbley said, “The acquisition of the East Coast Terminals is PBFX’s first third-party acquisition, adds meaningful third-party, fee-based revenue and represents an attractive acquisition multiple. The addition of the East Coast Terminals increases the Partnership’s total capacity by over 100% to approximately 8.1 million shell barrels and diversifies its customer and asset base. We expect the acquisition to be accretive to distributable cash flow upon closing.” Mr. Nimbley continued, “PBF Logistics has been able to execute its strategy and deliver growth to our unitholders. PBF Energy, as a sponsor, is committed to the continued growth and strategic development of PBF Logistics. We are excited about the transaction and look forward to welcoming the East Coast Terminals employees and customers to the PBF Logistics family.

Located in the Philadelphia market, the East Coast Terminals are ideally situated in the sixth largest metropolitan area in the United States with significant local demand for refined products. The terminals provide a critical link for the approximately 1.3 million barrels per day of refining capacity located within 100 miles of the terminals and associated downstream demand. With extensive pipeline, truck and deep-water marine connectivity, the East Coast terminals have the flexibility to accommodate a wide variety of potential customer requirements.

The East Coast Terminals are expected to allow PBF Logistics to leverage its expanded footprint and capitalize on commercial opportunities with new customers and leverage opportunities with PBF Energy due to the close proximity of PBF Energy’s East Coast refining system. In conjunction with the transaction, the Partnership expects to invest approximately $5 million, from cash on hand, to improve infrastructure in order to increase throughput capability at the East Coast Terminals. Based on a total transaction cost of $105 million, including the $5 million investment and synergy opportunities, the Partnership expects the East Coast Terminals to generate approximately $15 million of pro forma EBITDA, of which approximately two-thirds is expected to be from third-party customers.

The assets to be acquired include a total of 57 product tanks with a total shell capacity of approximately 4.2 million shell barrels, pipeline connections to the Colonial, Buckeye, Sunoco Logistics and other proprietary pipeline systems, 26 truck loading lanes and marine facilities capable of handling barges and ships.

Non-GAAP Measures
PBF Logistics LP Reconciliation of Amounts under US GAAP to Forecasted EBITDA (unaudited, in millions)

Reconciliation of East Coast Terminals Forecasted
Net Income to pro forma EBITDA:

Forecasted net income                     $8.7
Add: Depreciation and amortization expense          5.3
Add: Interest expense, net and other financing costs     1.0
Pro forma EBITDA                    $15.0

The Partnership defines EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. EBITDA is a non-GAAP supplemental financial measure that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unit holders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership’s management believes that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. EBITDA should not be considered an alternative to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA has important limitations as an analytical tool because it excludes some but not all items that affect net income. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility. Due to the forward-looking nature of forecasted EBITDA, information to reconcile forecasted EBITDA to forecasted cash flow from operating activities is not available as management is unable to project working capital changes for future periods at this time.

About PBF Logistics LP
PBF Logistics LP (NYSE: PBFX), headquartered in Parsippany, New Jersey, is a fee-based, growth-oriented master limited partnership formed by PBF Energy Inc. to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets.
Forward-Looking Statements
Disclosures in this press release contain “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that management expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the accretion expected to be realized by the Partnership as a result of the acquisition and the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements, and other important factors that could cause actual results to differ materially from those projected, including those set forth in reports filed by the Partnership with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.
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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994